Exhibit 10.8

Annex 4 - bis - Form for requesting a guarantee on loans up to EUR 25,000, pursuant to letter m), paragraph 1 of art. 13 of the Liquidity Decree Law - Page 1 of 8

FORM TO BE SUBMITTED

TO THE APPLICANT PARTY OF THE GUARANTEE FUND

(BANK, FINANCIAL INTERMEDIARY, CREDIT CONSORTIA)

Date: 20 May 2020

GUARANTEE FUND IN FAVOR OF SMALL AND MEDIUM ENTERPRISES - LAW 662/96

APPLICATION FOR LOAN PURSUANT TO ART. 46 and 47 of Presidential Decree no. 445 of 28 December 2000

(to be kept in the records at the applicant’s premises)

N.B.: This form may also be sent using a non-certified e-mail address, accompanied by a copy of a valid identity document of the subscriber.

Pursuant to art. 46 and 47 of Presidential Decree no. 445/2000, the undersigned (surname and name)

Sala Marco	Born in	Lecco	on

17 August 1981

X As legal representative of the company (company name and type) Kap srl , registered in the Business Register with Tax Code 99703750969 , established on 28 November 2016 , with registered office in Piazza San Giorgio 2, Milan .

As a natural person carrying out business activities, arts or professions with VAT number                        , registered on                       and resident in .

aware of the responsibilities, including criminal ones, deriving from stating false declarations and the consequent forfeiture of the benefits granted based on an untruthful declaration pursuant to articles 75 and 76 of Presidential Decree no. 445 of 28 December 2000, requests the loan in the form of a guarantee, provided for by laws no. 662/96 (art. 2, paragraph 100, letter a) and no. 266/97 (art. 15), qualifying as State aid pursuant to art. 87 of the European Union Treaty, and, in order to benefit from it,

Annex 4 - bis - Form for requesting a guarantee on loans up to EUR 25,000, pursuant to letter m), paragraph 1 of art. 13 of the Liquidity Decree Law - Page 2 of 8

sheet 1 (1/3)

DECLARES

1. That the final beneficiary requests the admission of the intervention of the Guarantee Fund;

2. That the final beneficiary, based on the data reported in sheet 2, complies with the size parameters provided for by European Commission recommendation no. 2003/361/EC of 06 May 2003, published in E.U.O.J. no. L124 of 20 May 2003, as well as by Ministry of Productive Activities’ Decree of 18 April 2005 (available on the website www.fondidigaranzia.it) - (N.B. This declaration is valid only for the beneficiaries identified as “Company”)

3. That the final beneficiary is not the recipient of judicial measures applying the administrative sanctions referred to in Decree Law no. 231 of 8 June 2001, article 9, paragraph 2, letter d);

4. That the final beneficiary did not incur in one of the cases of exclusion of an economic provider from participating in a tender or license procedure pursuant to article 80, paragraphs 1, 2, and 3 of Decree Law no. 50, within the limits and terms provided for by paragraphs 10 and 11 of the same article 80;

5. To accept the legislation and the Operational Provisions in force governing the intervention of the Guarantee Fund for small and medium-sized enterprises, regarding the impossibility of opposing the Manager with the exceptions deriving from the original relationship with the applicant, due to the public nature of the Guarantee of the Fund, pursuant to Law no. 662/96, art. 24, paragraph 33, of law no. 449/97, and art. 9, paragraph 5, of Decree Law no. 123/98;

6. To accept the Operating Provisions - Part VI, paragraph B.2.6 and paragraph B.4.7, and the legislation governing the legal subrogation of the Guarantee Fund pursuant to Law no. 662/96 - arts. 2, paragraph 4, and 3, paragraph 3, of Ministerial Decree no. 152 of 2.7.2005 of 20 June 2005, published in the Official Journal of the Italian Republic; in particular, he/she declares to accept that, following the liquidation of the loss to the lender, the Fund acquires the right to rely on the same final beneficiary for the sums paid, and in proportion to the amount of the latter, the Fund subrogates all the rights due to the lender;

7. To undertake to transmit to the Fund Manager or to the applicant all the documentation necessary to carry out the checks aimed at ascertaining the truthfulness of the data contained in the application form and the actual intended use of the loan granted by the Fund and to be aware that the applicant, for the same purposes, may send the Manager documentation regarding the company performance data taken from the Risk Center of the Bank of Italy or from another private credit information system management company;

8. To undertake to allow, at any time and without limitations, the carrying out of checks, documentary checks and on-site inspections at the premises of the same, by the Fund Manager;

9. To be aware of and accept that, in the cases of total or partial revocation of the loan, provided for by the relevant legislation and by the current Operational Provisions, it will be required to transfer to the Fund an amount equal to the loan obtained and any and further penalties provided for by Article 9 of Decree Law no. 123 of 31 March 1998;

10. To acknowledge that the Fund Manager will forward the communications relating to the preliminary investigation supplements for admission to the guarantee to the applicant (Bank or other financial intermediary, in case of Direct Guarantee; Credit Consortia or other guarantee fund, in case of Counter-guarantee);

Annex 4 - bis - Form for requesting a guarantee on loans up to EUR 25,000, pursuant to letter m), paragraph 1 of art. 13 of the Liquidity Decree Law - Page 3 of 8

sheet 1 (2/3)

11. To acknowledge that, in case of concession of the intervention, the name of the company, its fiscal data, and the amount of the guarantee granted will be made public on the website www.fondidigaranzia.it, pursuant to art. 18 of Decree Law no. 83, of 22 June 2012, converted with amendments into Law no. 134 of 7 August 2012, as well as pursuant to art. 11 of Decree Law no. 150 of 27 October 2009, and subsequent amendments.

12. That the financial transaction indicated above is requested / granted in relation to the following economic activity carried out: 74.90.99 (indicate ATECO 2007 classification code)

13. That the financial transaction indicated above has been requested / granted for the following purposes:

Liquidity needs

14. That the business activity of the final beneficiary was damaged by COVID-19 emergency

15. That in the last accounting year, referring to the year 2018, recorded revenues (*) equal to EUR 293,412.00 as resulting from:

X The last financial statement filed

The last tax return submitted

The following options are valid only for beneficiaries established after 1 January 2019

Self-certification pursuant to art. 47 of Presidential Decree no. 445 of 28 December 2000

Other suitable documentation (specify which one): .......................

16. That the guarantee of the Fund is requested pursuant to and in compliance with the conditions set out in the “Aid in form of direct grants, repayable advances or tax advantages (point 3.1)” of the Temporary Measures on State Aid (Communication from the European Commission of 19 March 2020 and subsequent amendments and additions);

17. To have already benefited from the aids listed below “Aid in form of direct grants, repayable advances or tax advantages” of the Temporary Measures on State Aid (Communication from the European Commission of 19 March 2020 and subsequent amendments and additions):

(Insert only aid obtained other than that granted by the Guarantee Fund)

Granting authority	Amount of the loan in EUR

(*)	In case of sale or lease of a company continuing the same activity, the amount of revenues resulting from the last tax return or from the last financial statements filed by the transferor or lessor is also considered

Annex 4 - bis - Form for requesting a guarantee on loans up to EUR 25,000, pursuant to letter m), paragraph 1 of art. 13 of the Liquidity Decree Law - Page 4 of 8

Sheet 1 (3/3)

18. That the following e-mail address marco.sala@kapsrl.it can be used by the Manager of the Guarantee Fund for the transmission of procedural communications also in place of sending by registered letter and / or fax. Furthermore, he / she undertakes to notify the Fund Manager, through the applicant, of any deviations from the aforementioned address.

DATE: 20 May 2020	SIGNATURE AND STAMP
KAP srl
Piazza San Giorgio 2
20123 Milan
VAT no. and Tax Code 09703750969
[illegible signature]

Annex 4 - bis - Form for requesting a guarantee on loans up to EUR 25,000, pursuant to letter m), paragraph 1 of art. 13 of the Liquidity Decree Law - Page 5 of 8

Sheet 2 (1/2)

TABLE FOR THE CALCULATION OF SIZE PARAMETERS

(N.B. This form must be filled in only by the beneficiary identified as “Company”)

I. Information relating to the calculation of the size of the company

Applicant companies are classified as small, medium or large based on the provisions of the Decree of the Minister of Economic Development of 18 April 2005 and the recommendation of the European Commission no. 2003/361/EC of 6 May 2003. The category of micro, small and medium-sized enterprises (SMEs) includes those enterprises that employ less than 250 people, which have an annual turnover not exceeding 50 million euros or a total annual financial statement not exceeding 43 million euros. In the context of SMEs, we talk about:

●	Standalone enterprise: if the applicant company is completely independent or has one or more minority shareholdings (each less than 25%) with other enterprises (see article 3, paragraph 2, of Ministerial Decree of 18/04/2005)

●	Associated enterprise: if the applicant company holds, even jointly with other associated companies, a stake equal to or greater than 25% and less than 0 equal to 50% of the capital or voting rights of another company and / or another company holds a stake equal to or higher than 25% and lower than or equal to 50% in the applicant company (see art. 3 of Ministerial Decree of 18/04/2005).

The 25% quota can be reached or exceeded without determining the status of associate if the following categories of investors are present, provided that the same investors are not individually or jointly connected to the applicant company:

1.	Public holding companies, venture capital companies, natural persons or groups of natural persons carrying out regular venture capital investment activities that invest own funds in unlisted companies, provided that the total amount invested by such persons or groups of persons in the same company does not exceed EUR 1,250,000;

2.	Universities or public and private non-profit research centers;

3.	Institutional investors, including regional development funds;

4.	Local public bodies, with an annual budget of less than EUR 10 million and less than 5,000 inhabitants

●	Linked enterprise: if the applicant company has a majority shareholding (greater than 50%) or in any case a majority of the votes that can be exercised at the shareholders' meeting such as to hold control over the management of another company and / or another company, it holds a shareholding as described above in the applicant company (see art. 3 of Ministerial Decree of 18/04/2005); The connection between two companies can also be established through a natural person or a group of natural persons acting in concert, provided that the following conditions are met at the same time:

1.	The person or group of natural persons acting in concert must hold shares in both companies, jointly in the case of more than one person, to an extent that holds control;

2.	The activities carried out by the companies must be included in the same Division of the Classification of ISTAT economic activities (i.e. they must act on the same market or on a market directly downstream or upstream of the applicant company).

Annex 4 - bis - Form for requesting a guarantee on loans up to EUR 25,000, pursuant to letter m), paragraph 1 of art. 13 of the Liquidity Decree Law - Page 6 of 8

Sheet 2 (2/2)

1.	Type of company

Please tick the box(es) relevant for the applicant company:

X Standalone | Associated | Linked | Associated and / or linked

2.	Company Size

Based on the data of the beneficiary company, added to the data of any associated and / or linked companies, the following aggregate result is obtained:

Annual work units (AWU)[1]	Turnover (in thousands of EUR)[2]	Overall Financial Statements (in thousands of EUR)[3]
1	293	145

Relating to the reference period: 31 December 2018

DECLARES

that the size of the applicant company is:

[x] Micro enterprise4 [ ] Small enterprise5 [ ] Medium Enterprise6 [ ] Mid Cap7 [ ] Large Enterprise8

[1]	It corresponds to the number of Annual working units (AWU), i.e. the average monthly number of full-time employees during a year, while part-time and seasonal employees represent fractions of AWU. The period to be taken into consideration for the calculation of the AWU is the one to which the above data refer

[2]	For companies exempted from keeping ordinary accounts and / or drafting financial statements, this information is taken from the last tax return submitted.

[3]	It indicates the total of the assets; for companies exempted from keeping ordinary accounts and / or drafting financial statements, the aforementioned information is taken from the statement of assets and liabilities drawn up with the criteria set out in Presidential Decree no. 689/74 and in compliance with art. 2423 and following of the Italian Civil Code. Such data can be left out if the data relating to employees and turnover are sufficient to determine the size of the company.

[4]	Micro-Enterprise:

a) Less than 10 employees, and

b) An annual turnover or a total annual financial statement not exceeding EUR 2 million.

[5]	Small Enterprise:

a) Less than 50 employees, and

b) An annual turnover or a total annual financial statement not exceeding EUR 10 million.

[6]	Medium Enterprise:

a) Less than 250 employees, and

b) An annual turnover not exceeding EUR 50 million or a total annual financial statement not exceeding EUR 43 million.

[7]	Mid Cap: Company, other than SMEs, which has less than 500 employees.

[8]	Large Enterprise: Different from the previous ones. It should be noted that, pursuant to the provisions of article 4, paragraph 2, of recommendation no. 2003/361/EC, if a company, at the closing date of the financial statements (reference period), ascertains that it has exceeded, in the one or the other sense and on an annual basis, the thresholds of employees or of total financial statement / turnover amount, it loses or acquires the classification as medium, small or micro enterprise only if this threshold is exceeded for two consecutive years.

Annex 4 - bis - Form for requesting a guarantee on loans up to EUR 25,000, pursuant to letter m), paragraph 1 of art. 13 of the Liquidity Decree Law - Page 7 of 8

Sheet 3 (1/2)

PERSONAL DATA PROCESSING POLICY PURSUANT TO ART. 13 AND 14 OF EU REGULATION NO. 2016/679 FOR THE PROTECTION OF PERSONAL DATA (GDPR)

Mediocredito Centrale S.p.A., Company with sole shareholder, Invitalia S.p.A., registered in the register of Banks under no. 74762.60, with registered office in Rome, Viale America n. 351, in its capacity as Data Controller, informs you that your personal data will be used exclusively for the achievement of the purposes related to the procedure for accessing the Guarantee Fund referred to in Law no. 662/96, by virtue of an agreement with the Ministry of Economic Development, for which this policy is provided.

For this purpose, the legal basis of the processing is as follows: reasons of public interest for the management of the Guarantee Fund and / or the fulfillment of legal obligations, including in the field of transparent administration. The provision of data is mandatory, therefore, any refusal will make it impossible to pursue the processing purposes referred to in this Policy.

The data may be collected directly from the interested party or from third-party sources including in particular:

-	The applicant (Bank or other financial intermediary, in case of Direct Guarantee, Credit Consortia, or other financial intermediary, in case of Reinsurance);

-	Risks Center of the Bank of Italy.

The personal data are processed by the Data Controller in accordance with the GDPR. This processing may concern:

a) Personal data and contact information (name, surname, address, telephone number, e-mail tax code and other personal identification numbers);

b) Data relating to the family and personal situations;

c) Economic and equity data and, where necessary, relating to life or consumption habits, including business performance data from the Risks Center of the Bank of Italy or from other private credit information systems management companies;

d) Data relating to goods and properties;

e) Data relating to criminal convictions and offenses (so-called judicial data), relating in particular to the data contained in the anti-mafia certificates, where required.

Your data will be entered in the computer database of Mediocredito Centrale S.p.A. and the processing of the same may be carried out through manual or electronic processing or with automated, computerized and telematics tools, with logics strictly related to the purposes of this procedure and, in any case, in order to guarantee the security and confidentiality of the data.

Your data may be communicated, for the above purposes, as well as to authorities, supervisory and control bodies, also to other subjects, such as public bodies, ministries, Cassa Depositi e Prestiti, the European Investment Fund and European Investment Bank, as well as Bank of Italy for the centralization of banking information, carried out through its Risks Center. All subjects belonging to the categories to which the data may be disclosed will use them as independent “Controllers” or “Holders” specifically appointed by Mediocredito Centrale S.p.A, pursuant to art. 28 of the GDPR. Such data will also be processed by subjects authorized by the Data Controller, pursuant to the GDPR. The personal data processed by Mediocredito Centrale S.p.A are not subject to disclosure.

Annex 4 - bis - Form for requesting a guarantee on loans up to EUR 25,000, pursuant to letter m), paragraph 1 of art. 13 of the Liquidity Decree Law - Page 8 of 8

Sheet 3 (2/2)

For the pursuit of the processing purposes described above, personal data may be transferred to the recipients indicated above in Italy and abroad. In no case, will your personal data be transferred outside the European Union.

The personal data will be processed by Mediocredito Centrale S.p.A for the time necessary to define the loan procedure and subsequently within the limits of what is prescribed by the legislation governing the aforementioned loan intervention and by the civil, fiscal, and regulatory rules, as well as to assert or protect the rights of the Data Controller or the Ministry of Economic Development, where necessary.

For the pursuit of the processing purposes described above, no decision is made based solely on automated processing that produces legal effects that may affect the data subjects or which significantly affects the data subjects themselves.

Pursuant to and for the purposes of the GDPR, the following rights are recognized to the interested party, which he / she may exercise towards Mediocredito Centrale S.p.A .:

●	The right to obtain from the Data Controller confirmation as to whether or not personal data concerning him / her is being processed and, in this case, to obtain access to the personal data and information provided for by art. 15 and in particular to those relating to the purposes of the processing, to the categories of personal data in question, to the recipients or categories of recipients to whom the personal data have been or will be communicated, to the retention period, etc .;

●	The right to obtain, where inaccurate, the correction of personal data concerning him / her, as well as the integration of the same where considered incomplete, always in relation to the purposes of the processing (Article 16);

●	The right to delete data (“right to be forgotten”), where one of the cases referred to in art. 17, and the right to limit the processing, in the cases provided for by art. 18;

●	The right to data portability pursuant to art. 20;

●	The right to object to processing pursuant to art. 21.

These rights may be exercised by means of a query sent by contacting the Data Protection Officers of the Bank at the same address in Rome, Viale America 351, 00144, or by sending an e-mail to the e-mail address dpo-mcc@postacerficata.mcc.it.

Finally, we remind you that you have the right to lodge a complaint with the Guarantor for the protection of personal data or with another supervisory authority pursuant to art. 13, par. 2, letter d) of the GDPR.

This communication is also provided for the purposes referred to in art. 1, paragraph 5, of law no. 150/2000, as well as in execution of the contractual obligations undertaken with the reference Administration for the provision of information to companies and other interested parties regarding the conditions and methods of access to the loans.